NLI Holdings, Inc. Three Lincoln Centre 5430 LBJ Freeway, Suite 1700 Dallas, Texas 75240	Exhibit 5.1

November 5, 2026

NLI Holdings, Inc.

Three Lincoln Centre

5430 LBJ Freeway, Suite 1700

Dallas, Texas 75240

Ladies and Gentlemen:

I am Secretary and Associate General Counsel of NLI Holdings, Inc., a Delaware corporation (the “Company”), and am an employee of Contran Corporation, a Delaware corporation that is an indirect parent corporation of the Company.   I am rendering my opinion in connection with the filing by the Company with the Securities and Exchange Commission of Post-Effective Amendment No. 1 (the “Amendment”) to Registration Statement on Form S-8 (File No. 333-275275) (the “Registration Statement”), with respect to the adoption of the Plan (as defined below) by the Company pursuant to Rule 414 of the Securities Act of 1933, as amended (the “Securities Act”), as successor issuer to NL Industries, Inc., a New Jersey corporation (the “Predecessor Company”). The Registration Statement, as amended by the Amendment, relates to the grant from time to time of up to 200,000 shares of common stock, par value $0.125 per share, of the Company (the “Shares”) available for issuance under the NLI Holdings, Inc. 2023 Non-Employee Director Stock Plan (as amended, the “Plan”).

I have examined originals or copies of such documents, corporate records, certificates of public officials and other instruments as I have deemed necessary or advisable for the purpose of rendering this opinion.

In rendering the opinion expressed herein, I have assumed, without independent inquiry or investigation, that (i) all documents submitted to me as originals are authentic and complete, (ii) all documents submitted to me as copies conform to authentic, complete originals, (iii) all signatures on all documents that I reviewed are genuine, (iv) all natural persons executing documents had and have the legal capacity to do so, (v) all statements in certificates of public officials and officers of the Company that I reviewed were and are accurate and (vi) all representations made by the Company as to matters of fact in the documents that I reviewed were and are accurate.

Based upon the foregoing, and subject to the additional assumptions and qualifications set forth below, I am of the opinion that the issuance of the Shares has been duly authorized and the Shares, when issued in accordance with the terms of the Plan, will be validly issued, fully paid and non-assessable.

I have assumed that (a) the Company maintains, and at all relevant times will maintain, an adequate number of authorized but unissued shares and/or treasury shares of Common Stock available for issuance to those directors of the Company who receive grants of Common Stock under the Plan; and (b) the value of consideration actually received by the Company for each issued Share, whether

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cash, services rendered, or any other consideration permitted under the General Corporation Law of the State of Delaware, will be equal to or exceed the par value thereof.

I am a member of the Bar of the State of Texas, and the foregoing opinion is limited to the General Corporation Law of the State of Delaware. I have not considered and express no opinion on the law of any other state or jurisdiction.

I hereby consent to the filing of this opinion as an exhibit to the Amendment. In giving this consent, I do not admit that I am in the category of persons whose consent is required under Section 7 of the Securities Act.

Very truly yours,

/s/ Jane R. Grimm

Jane R. Grimm

Secretary and Associate General Counsel